                                                               EXECUTION VERSION

                            ASSET PURCHASE AGREEMENT

                         dated as of September 24, 2001




                                  by and among



                           RHYTHMS NETCONNECTIONS INC.

                               RHYTHMS LINKS INC.

                          RHYTHMS LINKS INC. - VIRGINIA

                              RHYTHMS LEASING INC.

                                       AND

                       MCI WORLDCOM NETWORK SERVICES, INC.

                                TABLE OF CONTENTS

                                                                                PAGE
I.   DEFINITIONS................................................................   2
    1.1.  Defined Terms.........................................................   2
    1.2.  Other Defined Terms...................................................   4
    1.3.  Other Definitional Provisions.........................................   6
II.  TRANSFER OF ASSETS AND LIABILITIES.........................................   6
    2.1.  Assets to be Sold.....................................................   6
    2.2.  Excluded Assets.......................................................   7
    2.3.  Liabilities to be Assumed by Buyer....................................   8
    2.4.  Excluded Liabilities..................................................  10
    2.5.  Assumed Real Property Leases, Assumed Equipment Leases and Assumed
          Contracts.............................................................  10
III. CLOSING....................................................................  11
    3.1.  Closing; Transfer of Possession; Certain Deliveries...................  11
    3.2.  Purchase Price........................................................  12
    3.3.  Allocation of Purchase Price..........................................  13
IV.  REPRESENTATIONS AND WARRANTIES OF SELLERS..................................  13
    4.1.  Existence, Good Standing and Power....................................  14
    4.2.  Authority.............................................................  14
    4.3.  Execution and Binding Effect..........................................  14
    4.4.  No Violation..........................................................  14
    4.5.  Third Party Approvals.................................................  14
    4.6.  Brokers and Finders...................................................  15
    4.7.  FCC/State PUC Matters.................................................  15
    4.8.  Environmental Matters.................................................  16
    4.9.  Employee Benefits; Labor Matters......................................  16
    4.10. Real Property.........................................................  17
    4.11. Title to and Use of Property..........................................  17
    4.12. Intellectual Property.................................................  18
    4.13. Network Equipment Assets..............................................  19
    4.14. Assumed Contracts and Equipment Leases................................  19
    4.15. Limitation on Seller's Representation and Warranties..................  19
V.   REPRESENTATIONS AND WARRANTIES OF BUYER....................................  20
    5.1.  Existence, Good Standing and Power....................................  20
    5.2.  Authority.............................................................  20
    5.3.  Execution and Binding Effect..........................................  20
    5.4.  No Violation..........................................................  20
    5.5.  Third Party Approvals.................................................  20
    5.6.  Brokers and Finders...................................................  21
    5.7.  No Continuation of Business...........................................  21
    5.8.  Financing.............................................................  21
VI.  COVENANTS OF THE PARTIES...................................................  21

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                PAGE
    6.1.  Conduct of Business by Sellers Pending the Closing....................  21
    6.2.  Access and Information................................................  22
    6.3.  Public Announcements; Third Party Contacts............................  22
    6.4.  HSR...................................................................  23
    6.5.  Entry of Approval Order...............................................  23
    6.6.  Reasonable Efforts....................................................  23
    6.7.  Notification of Certain Matters.......................................  24
    6.8.  Employees.............................................................  24
    6.9.  Payment of Transfer Taxes and Tax Filings.............................  26
    6.10. Utilities.............................................................  27
    6.11. Proration of Taxes and Certain Charges................................  27
    6.12. Communications Licenses...............................................  28
    6.13. Rejected Contracts....................................................  28
    6.14. Competing Transaction.................................................  28
    6.15. Disclosure Supplements................................................  29
    6.16. FCC Applications/State PUC Applications...............................  29
    6.17. Use of Name...........................................................  30
VI-A. ADDITIONAL POST-CLOSING COVENANTS.........................................  31
    6A.1  Alternative Tax Procedure.............................................  31
    6A.2. Further Assurances....................................................  31
    6A.3. Further Agreements....................................................  31
    6A.4. Removal of Excluded Assets............................................  31
    6A.5. Post-Closing Access to Records and Personnel..........................  31
    6A.6. Continued Cooperation.................................................  32
VII.  CONDITIONS TO OBLIGATIONS OF THE PARTIES..................................  32
    7.1.  Conditions Precedent to Obligations of the Sellers and Buyer..........  32
    7.2.  Conditions Precedent to Obligations of Buyer..........................  33
    7.3.  Conditions Precedent to the Obligations of the Sellers................  34
VIII. TERMINATION...............................................................  34
    8.1.  Termination of Agreement..............................................  34
    8.2.  No Liabilities in Event of Termination................................  35
IX.   OPERATING EXPENSES........................................................  36
X.    GENERAL PROVISIONS........................................................  36
    10.1. Expenses..............................................................  36
    10.2. Assignment............................................................  36
    10.3. Parties in Interest...................................................  36
    10.4. Notices...............................................................  37
    10.5. Choice of Law.........................................................  38
    10.6. Non-Survival of Representations, Warranties and Agreements............  38
    10.7. Entire Agreement; Amendments and Waivers..............................  38
    10.8. Counterparts..........................................................  39
    10.9. Severability; Invalidity..............................................  39

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                PAGE
    10.10. Headings.............................................................  39
    10.11. Exclusive Jurisdiction...............................................  39
    10.12. Waiver of Right to Trial by Jury.....................................  39
    10.13. Beneficiaries........................................................  39
    10.14. Specific Performance.................................................  39
    10.15. Counting.............................................................  40
    10.16. Service of Process...................................................  40
    10.17. Amendment............................................................  40
    10.18. Time of Essence......................................................  40
    10.19. Waiver...............................................................  40
    10.20. Schedules............................................................  40
    10.21. Interpretation.......................................................  40
    10.22. Preparation of this Agreement........................................  41

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is dated as of September 24, 2001 by and among Rhythms NetConnections Inc., a Delaware corporation, Rhythms Links Inc., a Delaware corporation, Rhythms Links Inc. - Virginia, a Virginia corporation and Rhythms Leasing, Inc., a Nevada corporation (collectively with Rhythms, "SELLERS"), and MCI WorldCom Network Services, Inc., a Delaware corporation ("BUYER").

                                   WITNESSETH:

     WHEREAS, the Sellers are engaged in the business of providing high speed data transmission through digital subscriber line technology;

     WHEREAS, Sellers commenced cases (collectively the "CASE") under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 ET SEQ. (the "BANKRUPTCY CODE") on August 1, 2001 by filing voluntary petitions with the United States Bankruptcy Court for the Southern District of New York (the "BANKRUPTCY COURT");

     WHEREAS, the sale of assets and liabilities of the business are subject to the supervision and control of Sellers subject to the approval of the Bankruptcy Court;

     WHEREAS, on August 8, 2001, the Bankruptcy Court entered an order authorizing, among other things, procedures for a proposed auction sale of all or substantially all of the debtors' assets (the "PROCEDURE ORDER");

     WHEREAS, the Buyer and the Sellers have entered into that certain Credit and Security Agreement, pursuant to which the Buyer has agreed to provide Post-Petition Financing (as defined below) to the Sellers through the Closing Date on the terms and subject to the conditions set forth therein;

     WHEREAS, Sellers wish to sell to Buyer and Buyer wishes to purchase from Sellers certain tangible and intangible assets necessary to provide high speed data transmission to customers through digital subscriber line technology in markets served by the 710 central offices identified in SCHEDULE 2.1(e) herein (the "ASSUMED CENTRAL OFFICE LOCATIONS") and the network operations center ("NETWORK OPERATIONS CENTER") located at Sellers' headquarters in Englewood, Colorado (the "BUSINESS"), and to assume from Seller certain Liabilities of the Business, all in the manner and subject to the terms and conditions set forth herein, and pursuant to, INTER ALIA, Sections 105, 363, 364 and 365 of the Bankruptcy Code and the applicable Federal Rules of Bankruptcy Procedure.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

                                 I. DEFINITIONS

     1.1. DEFINED TERMS. As used herein, the terms below shall have the following respective meanings:

     "AFFILIATE" shall have the meaning set forth in (i) Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended, or (ii) Section 101 of the Bankruptcy Code.

     "AGREEMENT" shall mean this Asset Purchase Agreement (together with all Schedules and exhibits referenced herein).

     "APPROVAL ORDER" shall have the meaning ascribed to such term in Section 7.1(b).

     "BREAKUP FEE" shall mean that fee payable to Buyer by Sellers in the event a Competing Transaction is approved and consummated, such fee shall equal two percent (2%) of the Purchase Price.

     "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

     "COMMUNICATIONS LICENSES" shall mean the FCC Licenses and the State PUC Licenses.

     "FCC" shall mean the Federal Communications Commission.

     "FCC LICENSES" shall mean all licenses, permits, certificates, franchises, registrations and other authorizations issued by the FCC held by a Seller.

     "GOVERNMENTAL ENTITY" shall mean any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

     "HSR" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any successor Law and the rules and regulations thereunder or under any successor law.

     "INTERCONNECTION AND COLLOCATION AGREEMENTS" shall mean those executory contracts between Sellers and Incumbent Local Exchange Carriers that specify, INTER ALIA, the parties' rights, duties and obligations with respect to collocation facilities and ancillary services.

     "LAW" shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, principle of common law, judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement or rule of law.

     "LIABILITIES" shall mean, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person's balance sheets or other books and records.

     "LIEN" shall mean any claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust or other encumbrance.

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Business, taken as a whole, or any development which could be reasonably expected to delay or prevent the consummation of the transactions contemplated hereby or which could be reasonably expected to materially and adversely affect the value of the Assets, taken as a whole.

     "MATERIAL DECISION" shall mean any of the following to the extent the same may affect the Assets, the Assumed Liabilities, or the Business following the
Closing: (i) any entering into any material contract, including purchase orders the payment of which shall become due after the Closing, involving in excess of $10,000; (ii) termination of any executory contract or lease that involves future payments in excess of $10,000; (iii) material amendment or waiver of any Seller's rights in respect of any executory contract or lease (for purposes of the clause (iii), "material" shall mean a value in excess of $10,000); (iv) any action to respond to any material customer or regulatory complaint outside of the normal course of business; (v) any communication with customers of the Business, concerning the transaction contemplated herein and/or the status of the operation of the Business; or (vi) any material change of any Seller's methods of collecting accounts receivable or any making or agreeing to make any settlement concerning an account receivable in excess of $1,000.

     "NETWORK EQUIPMENT ASSETS" shall mean all the communications and computer equipment owned by Sellers, including, without limitation, routers, ATM switches, digital subscriber line access multiplexers, modems and consumer premises equipment owned by the Sellers, and in service at the Network Operations Center or the Assumed Central Office Locations, or held in inventory or storage at any location other than a discontinued central office location.

     "OPERATING EXPENSES" shall mean operating expenses related to the Business that are incurred by a Seller in the ordinary course of its business, related to the period after September 24, 2001 at 11:59 p.m. If and to the extent that an operating expense relates to both (a) the Business and (b) Sellers' other activities, only that portion of the operating expense that is reasonably allocable to the Business shall be included as an Operating Expense.

     "ORDER" shall mean any judgment, order, injunction, writ, ruling, decree, stipulation or award of any Governmental Entity or private arbitration tribunal.

     "PERSON" shall mean an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

     "POST-PETITION" shall mean any time after the commencement of the Case.

     "POST-PETITION FINANCING" shall mean the financing extended by Buyer or one of its Affiliates to Sellers, pursuant to Section 364 of the Bankruptcy Code and as approved by the Bankruptcy Court pursuant to one or more orders entered in the Case.

     "PROCEEDING" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

     "REPRESENTATIVE" shall mean, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

     "SALE MOTION" shall mean the motion or motions of Sellers, seeking approval and entry of the Approval Order.

     "STATE PUC" shall mean any state and local public service and public utilities commission having regulatory authority over the Business, as conducted in any given jurisdiction.

     "STATE PUC LICENSES" shall mean all licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations from the appropriate governmental authority in each applicable jurisdiction including, without limitation, the State PUCs held by the Sellers.

     "TAX" or "TAXES" shall mean any federal, state, county, local, foreign and other income, profits, gains, net worth, sales and use, ad valorem, gross receipts, business and occupation, license, estimated, stamp, custom duties, occupation, property (real or personal), franchise, capital stock, license, excise, value added, payroll, employees, income withholding, social security, unemployment or other tax, any penalty, addition to tax and interest on the foregoing.

     "TRANSFER TAX" or "TRANSFER TAXES" shall mean any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto, but such term shall not include any tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

     "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any successor Law, and the rules and regulations thereunder and under any successor Law and/or similar state Law.

     1.2. OTHER DEFINED TERMS. The following additional terms shall have the meanings defined for such terms in the Sections set forth below:

TERM                                            SECTION
----                                            -------
Assets                                          2.1
Assumed Central Office Locations                Recitals
Assumed Contracts                               2.1(e)
Assumed Equipment Leases                        2.1(b)
Assumed Liabilities                             2.3
Assumed Real Property Leases                    2.1(a)
Bankruptcy Code                                 Recitals
Bankruptcy Court                                Recitals
Business                                        Recitals
Buyer                                           Recitals
Case                                            Recitals
Cisco General Unsecured Claim                   2.3(i)
Cisco General Unsecured Claim Payment           2.3(i)
Obligation
Cisco General Unsecured Claim Payment           2.3(i)
Obligation Escrow
Claims                                          2.2(e)
Closing                                         3.1(a)
Closing Date                                    3.1(a)
COBRA                                           2.3(g)
Code                                            4.9(b)
Competing Transaction                           6.14
Cure Amounts                                    2.5
Cure Amount Purchase Price Adjustment           2.5
DOJ                                             6.4
Earnest Money Deposit                           3.2
Employees                                       6.8
Equipment                                       2.1(c)
ERISA Affiliate                                 2.4(f)
Excluded Assets                                 2.2
Excluded Liabilities                            2.4
Expense Reimbursement                           6.5(b)
FCC Applications                                6.16(a)
Intellectual Property                           4.12(b)
Network Operations Center                       Recitals
Procedure Order                                 Recitals
Purchase Price                                  3.2
Sellers                                         Recitals
Sellers' Plans                                  4.9
Software                                        2.1(j)
State PUC Applications                          6.16(b)

     1.3. OTHER DEFINITIONAL PROVISIONS.

          (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

          (b) The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

                     II. TRANSFER OF ASSETS AND LIABILITIES

     2.1. ASSETS TO BE SOLD. Subject to Section 2.2, the other provisions of this Agreement and the Approval Order, at Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, and accept from Sellers all of Sellers' right, title and interest in and to all of the assets of Sellers, including all assets comprising or relating to the Business, other than the Excluded Assets, free and clear of all Liens and Liabilities, collectively, the "ASSETS," including:

          (a) The leases or subleases and all amendments thereto under which any Seller is a lessor or lessee or sublessor or sublessee of real property which are used in the operation of the Business as set forth on SCHEDULE 2.1(a) (collectively, the "ASSUMED REAL PROPERTY LEASES");

          (b) The equipment leases which relate to equipment used in the operation of the Business as set forth on SCHEDULE 2.1(b) (the "ASSUMED EQUIPMENT LEASES");

          (c) The furniture, fixtures, equipment (including customer premises equipment), machinery, vehicles, computers and associated hardware, supplies, spare parts, equipment inventory and other tangible personal property owned by Sellers, including the Network Equipment Assets (collectively, the "EQUIPMENT"), and all warranties, representations and guarantees if any, express or implied, existing for the benefit of such Sellers from third parties relating to the Equipment, to the extent the same are transferable or assignable;

          (d) All licenses, permits, franchises, certificates of occupancy, registrations and approvals and other authorizations of any Governmental Entity to the extent the same are transferable or assignable, which are used in the operation of the Business as set forth on SCHEDULE 2.1(d);

          (e) The contracts and agreements of the Sellers pertaining to and necessary for the operation of the Business in the ordinary course as set forth on SCHEDULE 2.1(e) (collectively, the "ASSUMED CONTRACTS"), subject to the limitation that the Buyer shall assume the Interconnection and Collocation Agreements set forth on SCHEDULE 2.1(e) only with respect to the Assumed Central Office Locations;

          (f) Accounts receivable of the Sellers (including all accounts receivable payable to Sellers by Buyer or any of its Affiliates) existing on the Closing Date;

          (g) All books, records, files or papers of Sellers, whether in hard copy or computer format, relating to the Assets or to the operation of the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, personnel and employment records, customer lists, vendor lists, catalogs, research material, technical information, trade secrets, technology, know-how, specifications, designs, drawings, processes and quality control data, if any, or any other intangible property and applications for the same used in the operation of the Business as set forth on SCHEDULE 2.1(g);

          (h) All of Sellers' Intellectual Property and the rights to sue for, and remedies against, past, present and future infringements thereof and the rights of priority and protection of interests therein under applicable laws used in the operation of the Business as set forth on SCHEDULE 2.1(h), to the extent the same is transferable or assignable;

          (i)  Intentionally omitted;

          (j) All computer software programs, management information systems, URLs, source codes and databases used by the Sellers whether owned, licensed, leased, or internally developed (in each case, subject to applicable restrictions) used in the operation of the Business as set forth on SCHEDULE 2.1(j) (the "SOFTWARE");

          (k) All telephone numbers and electronic mail addresses owned and used by the Sellers in the conduct of the Business as set forth on SCHEDULE 2.1(k);

          (l) All rights, demands, claims and causes of action that Sellers may have against Buyer or any of its Affiliates, including, but not limited to, causes of action based on Chapter 5 of the Bankruptcy Code;

          (m) All credits, prepaid expenses, advance payments and other prepaid items related to the operation of the Business as set forth on SCHEDULE 2.1(m);

          (n) cash and cash equivalents constituting the proceeds of the collateral securing the Post-Petition Financing; and

          (o) All shares of Series D Preferred Stock of Megapath Networks, Inc., owned by Rhythms.

     2.2. EXCLUDED ASSETS. The Assets shall not include any of Sellers' right, title or interest in or to any of the following assets, properties and rights expressly enumerated (collectively, the "EXCLUDED ASSETS"):

          (a) Any cash and cash equivalents (other than cash and cash equivalents that constitute the proceeds of the collateral securing the Post-Petition Financing), certificates of deposit, Treasury bills and other marketable securities owned by Sellers as of the Closing Date;

          (b) Any security, vendor, utility or other deposits posted or paid by any Seller other than those set forth on SCHEDULE 2.1(m);

          (c) Any contracts or agreements other than the Assumed Contracts, the Assumed Central Office Locations, the Assumed Equipment Leases or the Assumed Real Property Leases;

          (d) Any assets and any rights under any plan or any agreement relating to employee benefits, employment or compensation of any Seller or its respective employees;

          (e) All rights, demands, claims, actions and causes of action (collectively, the "CLAIMS") that Sellers may have against any third party, including any Governmental Entity, including, but not limited to, causes of action based on Chapter 5 of the Bankruptcy Code (subject to the limitation that Sellers shall waive any such claims that arise from or relate to any Assumed Contract, any Assumed Equipment Leases or any Assumed Real Property Leases) and for refund or credit of any type with respect to Taxes accrued with respect to periods ending on or prior to the Closing Date;

          (f) All Claims which Sellers may have against any third Person with respect to any Excluded Assets, excluding accounts receivable;

          (g) All Claims and defenses (other than warranty Claims relating to Equipment referred to in Section 2.1(c)) which Sellers may have against any Person with respect to any Contract which has not been expressly assumed;

          (h) Any insurance policy, insurance claims, and insurance proceeds (other than insurance proceeds arising from damages to an Asset, which insurance proceeds shall constitute an Asset), except as otherwise provided herein;

          (i)  The capital stock of the Sellers;

          (j) Any real property interests, whether owned or leased, of any Seller, other than the Assumed Real Property Leases, and the Excluded Assets specifically including, among others, the real property located at 7801 South Chester, Englewood, Colorado 80112;

          (k) The shares of Series B Preferred Stock of At Home Network Solution, Inc, owned by Rhythms; and

          (l) The Cisco General Unsecured Claim Payment Obligation Escrow and the funds contained therein (but subject to Buyer's contingent payment right under Section 2.3(i)).

     2.3. LIABILITIES TO BE ASSUMED BY BUYER. On the terms and subject to the conditions set forth in this Agreement (including Section 9.1 hereof), at the Closing, Buyer shall assume and thereafter pay, perform when due and discharge only the following Liabilities of Sellers (collectively, the "ASSUMED LIABILITIES"):

          (a) Liabilities arising out of the ownership of the Assets and the operation of the Business by Buyer, including, without limitation, Liability for personal injury of customers or employees, but only to the extent that the event or state of facts giving rise to such Liability occurs after the Closing Date;

          (b) Liabilities under the Assumed Real Property Leases arising from and related to the period after the Closing Date;

          (c) Liabilities under the Assumed Contracts, including with respect to the Assumed Central Office Locations, arising from and related to the period after the Closing Date;

          (d) Liabilities under the Assumed Equipment Leases arising from and related to the period after the Closing Date;

          (e)  Liabilities for Operating Expenses accrued as of the Closing
Date;

          (f) Liabilities related to the termination of employment of any Buyer Hire, including, but not limited to any Liability arising under WARN, with respect to the termination of any Buyer Hire;

          (g) Liabilities under Section 4980B of the Internal Revenue Code or similar state law ("COBRA") and as otherwise set forth in Section 6.8(e);

          (h) To the extent the transfer of the Assets is not exempt pursuant to Section 1146 of the Bankruptcy Code and the Approval Order, Liabilities for any and all Transfer Taxes due as a result of the transactions contemplated by this Agreement; and

          (i) With respect to the allowed, general unsecured claim of Cisco Systems Capital Corporation in the amount of $25,000,000 (the "CISCO GENERAL UNSECURED CLAIM"), Buyer shall assume the obligation to pay ten percent (10%) of the distribution otherwise payable by the Sellers under a liquidating plan of reorganization (or by any chapter 7 trustee appointed for Sellers) on account of the Cisco General Unsecured Claim, but in no event shall such assumed obligation exceed the amount of $250,000 (the "CISCO GENERAL UNSECURED CLAIM PAYMENT OBLIGATION"). To secure its obligation under this Section 2.3(i), Buyer shall fund an escrow in the amount of $250,000 (the "CISCO GENERAL UNSECURED CLAIM PAYMENT OBLIGATION ESCROW"), on or before the Closing Date. In the event the Cisco General Unsecured Claim Payment Obligation is fixed at less than $250,000, an amount equal to $250,000 minus the Cisco General Unsecured Claim Payment Obligation shall be released to Buyer from the Cisco General Unsecured Claim Payment Obligation Escrow.

     2.4. EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained herein, but subject to Section 9.1 hereof, Buyer shall not assume, or in any way be liable or responsible for, and shall be deemed not to have assumed any Liabilities except for the Assumed Liabilities (it being understood that Buyer is expressly disclaiming any express or implied assumption of any Liabilities of the Sellers of any kind, character or description other than the Assumed Liabilities), and without limiting the generality of the foregoing, Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers other than the Assumed Liabilities (collectively, the "EXCLUDED LIABILITIES"), including, but not limited to, those Liabilities set forth below:

          (a) Any Liabilities which arise, out of, or in connection with, the Excluded Assets;

          (b) Any Liabilities under the Assumed Contracts that arose or accrued prior to the Closing Date;

          (c) Any Liabilities under the Assumed Equipment Leases and the Assumed Real Property Leases that arose or accrued prior to the Closing Date;

          (d) Any Liabilities arising out of, or in connection with, any Proceedings arising out of the operation of the Business prior to the Closing Date;

          (e) Any Liabilities arising out of or in connection with any indebtedness of Sellers to their lenders;

          (f) Except for Liabilities set forth in Sections 2.3(f) and 2.3(g) and as provided in Section 6.8, any Liabilities attributable to, incurred in connection with, arising from, or relating to, any collective bargaining agreement, or any bonus, incentive, deferred compensation, medical, health, life or other insurance, welfare, fringe benefit, severance, termination, retention, consulting, change of control, employment, stock option, stock appreciation right, stock purchase, phantom stock or other equity-based, performance, pension, retirement or any other incentive, compensation or benefit plan, program, policy, agreement or arrangement (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA), sponsored, maintained, contributed to or required to be contributed to at any time by Sellers or any trade or business which together with Sellers would be deemed (or at any time would have been) a "single employer" within the meaning of section 4001 of ERISA (each, an "ERISA AFFILIATE"), for the benefit of any current or former employee, officer, director, agent or consultant of Sellers, or any ERISA Affiliate, whether formal or informal and whether legally binding or not; and

          (g) Any Liabilities for income Taxes of Seller and any other Taxes of Sellers of any kind (other than Transfer Taxes referred to in Section 2.3(h)), including, but not limited to, all Taxes attributable to, incurred in connection with or arising out of the operation of the Business or the ownership of the Assets, prior to the Closing Date, regardless of when due or assessed.

     2.5. ASSUMED REAL PROPERTY LEASES, ASSUMED EQUIPMENT LEASES AND ASSUMED CONTRACTS. At Closing and pursuant to Section 365 of the Bankruptcy Code, Sellers shall assume and assign to Buyer the Assumed Real Property Leases, the Assumed Equipment Leases and the Assumed Contracts. The cure amounts, as determined by the Bankruptcy Court, if any (the "CURE AMOUNTS"), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Real Property Leases, the Assumed Equipment Leases and the Assumed Contracts, and payable in order to effectuate the assumption and assignment of the Assumed Real Property Leases, the Assumed Equipment Leases and the Assumed Contracts by Sellers to the Buyer under the Approval Order shall be paid by Sellers from the Purchase Price and, except as set forth in the next sentence, Buyer shall have no Liability therefor. In the event the sum of (a) the aggregate Cure Amount PLUS (b) $500,000 exceeds (c) $8,000,000, then in such event the Purchase Price shall be adjusted upward in the cash amount (the "CURE AMOUNT PURCHASE PRICE ADJUSTMENT") equal to the difference of ((a) + (b) - (c)), subject to the limitation that in no event shall the Cure Amount Purchase Price Adjustment exceed $500,000.

                                  III. CLOSING

     3.1. CLOSING; TRANSFER OF POSSESSION; CERTAIN DELIVERIES.

          (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII hereof, the closing of the transactions contemplated herein (the "CLOSING") shall take place on the second Business Day after the conditions set forth in
Article VII shall have been satisfied or waived or on such other date as the parties hereto shall mutually agree, such date to be as soon as practicable following entry of the Approval Order. The Closing shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 10:00 a.m., local time, unless the parties hereto otherwise agree. The actual time and date of the Closing are herein called the "CLOSING DATE."

          (b)  At the Closing, Sellers shall deliver to Buyer:

               (i) A duly executed bill of sale in form and substance reasonably satisfactory to Buyer;

               (ii) A certified copy of the Approval Order;

              (iii) The officer's certificates required to be delivered pursuant to Section 7.2(c) hereof; and

               (iv) All other documents, certificates, instruments of conveyance and transfer, in form and substance reasonably acceptable to Buyer, as may be reasonably necessary to transfer and convey the Assets to Buyer or Buyer's designee, free and clear of any Liens and Liabilities thereon including: (i) a duly executed Assignment and Assumption Agreement in form and substance reasonably satisfactory to Buyer; and (ii) an assignment of lease, dated as of the Closing Date, with respect to each Assumed Contract that is a lease, in form and substance reasonably satisfactory to Buyer.

          (c)  At the Closing, Buyer shall deliver to Sellers:

               (i)  The Purchase Price;

               (ii) All certificates required by all relevant taxing authorities that are necessary to support any claimed exemption from the imposition of Transfer Taxes;

              (iii) The officer's certificate required to be delivered pursuant to Section 7.3(c) hereof;

               (iv) An assumption agreement dated as of the Closing Date, in form and substance reasonably satisfactory to Sellers pursuant to which Buyer shall assume all Assumed Liabilities;

               (v) All other instruments of transfer, in form and substance reasonably satisfactory to Sellers, as may be necessary to assume the Assumed Liabilities; and

               (vi) The Cisco General Unsecured Claim Payment Obligation Escrow agreement.

     3.2. PURCHASE PRICE. In consideration for the Assets, and subject to the terms and conditions of this Agreement, Buyer shall (i) assume the Assumed Liabilities as provided in Section 2.3; (ii) for itself and on behalf of its Affiliates, waive all accounts payable owed by any Seller as of the commencement of the Case to the Buyer and/or its Affiliates; and (iii) at the Closing shall pay to Sellers in immediately available funds, by wire transfer to an account or accounts designated by Sellers, an amount in cash equal to $40,000,000 plus the Cure Amount Purchase Price Adjustment, if any (the "PURCHASE PRICE"); PROVIDED, HOWEVER, upon the date hereof, Buyer shall tender to Sellers in immediately available funds, by wire transfer to an account or accounts designated by Sellers an earnest money deposit equal to $1,900,000, which sum combined with the deposit submitted in accordance with the Procedure Order shall be referred to collectively as the "EARNEST MONEY DEPOSIT." The Earnest Money Deposit and the principal amount outstanding under the Post-Petition Financing (in full satisfaction thereof) on the Closing Date shall be deducted from the total Purchase Price payable at the Closing. Moreover, the Purchase Price shall be adjusted downward in an amount equal to any unfunded commitment under the Post-Petition Financing. The Purchase Price shall be deemed adjusted upward in an amount equal to the sum released to Sellers from the Cisco General Unsecured Claim Payment Obligation Escrow, which the Buyer agrees shall be maintained until such time as the amount of the Cisco General Unsecured Claim has been fully and finally resolved by a non-appealable decision of a court of competent jurisdiction or by such other means or arrangement as agreed to by the Sellers, the Buyer and Cisco. If Sellers terminate this Agreement pursuant to Section 8.1(b) (provided the Closing has not occurred due to a breach by Buyer) or
Section 8.1(e), then Sellers shall be entitled to retain the Earnest Money Deposit and shall have no further obligations to Buyer. If Buyer terminates this Agreement pursuant to Section 8.1 hereof, provided that Buyer is not in breach of this Agreement, or if Sellers terminate this Agreement pursuant to Section 8.1(a), (b) (provided the failure to have a Closing on the date specified is not due to a breach by Buyer), (c), (h), or (i), then Sellers shall be obligated to return the Earnest Money Deposit and all accrued interest thereon to Buyer.

     3.3. ALLOCATION OF PURCHASE PRICE. Sellers shall, within 120 days after the Closing Date, prepare and deliver to Buyer a schedule (the "ALLOCATION SCHEDULE") allocating the Purchase Price and the Assumed Liabilities among the Assets in accordance with Treas. Reg. 1.1060-1T (or any comparable provisions of state or local tax law) or any successor provision. Buyer will have the right to raise reasonable objections to the Allocation Schedule within 10 days after its receipt thereof, in which event Buyer and Sellers will negotiate in good faith to resolve such objections. If Buyer and Sellers cannot mutually resolve Buyer's reasonable objections to the Allocation Schedule within 10 days after Sellers' receipt of such objections, such dispute with respect to the Allocation Schedule shall be presented to an accounting firm to be mutually selected by Buyer and Sellers, on the next day for a decision that shall be rendered by such accounting firm within 30 calendar days thereafter and shall be final and binding upon all of the parties. The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Buyer and Sellers. Buyer and Sellers each shall report and file all Tax returns (including amended Tax returns and claims for refund) consistent with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Buyer and Sellers shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Purchase Price, pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation. Sellers and Buyer further agree that the payment contemplated by
Section 3.2 may be made to a single Seller that is designated in writing on or before the second Business Day prior to Closing as being authorized to act as agent for all entities that are Sellers, whereupon each entity shall be deemed to have received the Purchase Price allocable to the Assets owned by such Seller in accordance with the allocation determination herein.

                  IV. REPRESENTATIONS AND WARRANTIES OF SELLERS

     The Buyer specifically acknowledges and agrees to the following with respect to the representations and warranties of the Sellers:

     A. The Buyer will not have any recourse to the Sellers or to any of the officers or directors of the Sellers in the event any of the representations and warranties made herein or deemed made are untrue as at any time of expression thereof. The only remedy for a breach of such representations and warranties shall be the Buyer's option, under certain circumstances, not to close in accordance with and subject to the limitations in Article VIII hereof and, without limiting the foregoing, the Buyer shall have no remedy whatsoever for any such breach after the Closing.

     B. The Buyer has conducted its own due diligence investigations of the Business or has waived its right to conduct such due diligence, subject to the qualification that Sellers shall deliver complete copies of SCHEDULES on or before two Business days prior to the hearing on the Sale Motion, and subject to Buyer's rights to terminate under Article VIII hereof.

     Sellers hereby represent and warrant to Buyer as follows (it being understood that each of the following representations and warranties shall apply only to the extent it relates to the Business):

     4.1. EXISTENCE, GOOD STANDING AND POWER. Each Seller is a corporation validly existing and in good standing under the laws of the State of its incorporation, and has all requisite power and authority to own, lease and operate its Assets to be sold hereunder and to carry on its business as it is now being conducted. Subject to entry of the Approval Order, each Seller has all requisite power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Seller and to perform its obligations hereunder and thereunder.

     4.2. AUTHORITY. The execution, delivery and performance of this Agreement and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Seller.

     4.3. EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and, following the entry of the Approval Order, this Agreement and the transaction contemplated hereby will constitute (assuming in each case the due and valid authorization, execution and delivery thereof by Buyer), a valid and legally binding obligation of each Seller enforceable against each Seller in accordance with its terms.

     4.4. NO VIOLATION. Except as disclosed in SCHEDULE 4.4, the execution, delivery and performance by each Seller of this Agreement and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of, or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (a) the certificate of incorporation or bylaws of such Seller or any resolution adopted by the board of directors of such Seller and not rescinded, (b) subject to entry of the Approval Order, any material agreement or other instrument to which Seller is a party or by which such Seller or any of its respective properties or assets is bound, (c) subject to entry of the Approval Order, any Order to which Seller is bound or subject, (d) subject to entry of the Approval Order, any Law applicable to each Seller or any of its respective properties or assets or (e) except as provided for herein, result in the imposition or creation of any Lien upon or with respect to any of the Assets.

     4.5. THIRD PARTY APPROVALS. Except for (i) any approvals required in order to comply with the provisions of the HSR, if necessary, (ii) the Approval Order,
(iii) any other third party approvals as are reflected on SCHEDULE 4.5 hereto, and (iv) any consent or approval of a Governmental Entity in respect to the transfer of any Communications License and the transfer of the Assets, the execution, delivery and performance by each Seller of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by Seller.

     4.6. BROKERS AND FINDERS. The Sellers have engaged the firm of Lazard Freres & Co. LLC to assist them in connection with the matters contemplated by this Agreement and will be responsible for the fees and expenses of such firm.

     4.7. FCC/STATE PUC MATTERS.

          (a) SCHEDULE 4.7(a) sets forth each of the FCC Licenses and State PUC Licenses that are required for the conduct of the Business and for the operation and holding of the Assets as presently conducted, except where failure to hold such State PUC Licenses or FCC Licenses would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

          (b) Other than Communications Licenses the loss of which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and except to the extent excused by or unenforceable as a result of the commencement or pendency of the Case or the application of any provision of the Bankruptcy Code (but only to the extent such excuse, lack of enforceability or application of law will continue to apply in favor of Buyer and its successors and assigns following Closing), each of the Communications Licenses was duly issued, is valid and in full force and effect, has not been suspended, canceled, revoked, or modified in any adverse manner other than in a manner which is immaterial, and is not subject to conditions or requirements that are not generally imposed on such authorizations.

          (c) (i) Each holder of a Communications License has operated in all material respects in compliance with all terms thereof; and (ii) each holder of a Communications License is in all material respects in compliance with, and the conduct of its businesses have been and are in compliance with, the Communications Act and any applicable state or local regulations, and each such holder has filed all registrations and reports and paid all required fees, including any renewal applications, required by the Communications Act or any applicable state or local regulations. Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and except to the extent excused by or unenforceable as a result of the commencement or pendency of the Case or the application of any provision of the Bankruptcy Code (but only to the extent such excuse, lack of enforceability or application of law will continue to apply in favor of Buyer and its successors and assigns following Closing), (x) there is no pending or, to the knowledge of the Sellers, threatened action by or before the FCC or any State PUC to revoke, cancel, suspend, modify, or refuse to renew any of the Communications Licenses, and (y) there is not now issued, outstanding or, to the knowledge of the Sellers, threatened any notice by the FCC or any State PUC of violation or complaint, or any application, complaint, or proceeding (other than applications, proceedings, or complaints that generally affect the Sellers' industry as a whole) relating to the Business.

          (d) Except as set forth in SCHEDULE 4.7(d) or as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and except to the extent excused by or unenforceable as a result of the commencement or pendency of the Case or the application of any provision of the Bankruptcy Code (but only to the extent such excuse, lack of enforceability or application of law will continue to apply in favor of Buyer and its successors and assigns following Closing), no event has occurred which permits the revocation or termination of any of the Communications Licenses or the imposition of any restriction thereon, or that would prevent any of the Communications Licenses from being renewed on a routine basis or in the ordinary course. There are no facts that would disqualify any of the Sellers, under either the Communications Act or any applicable state or local regulations, as an assignor in connection with the approval of any Governmental Entity.

     4.8. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 4.8 and except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (a) each Seller has all permits required by or under all federal, state, and local laws governing the pollution or protection of the environment ("ENVIRONMENTAL LAWS") and is, and for the past 12 months has been, in compliance with such permits and is otherwise in compliance with all applicable Environmental Laws, (b) no Seller has received any written notice not subsequently resolved with respect to the business of, or any property owned or leased by the Sellers from any governmental entity or third party alleging that any Seller or any aspect of the Business is not in compliance with any Environmental Law and no such condition of non-compliance exists, (c) there has been no release of a hazardous substance, as these terms are defined under Environmental Laws, in excess of a reportable quantity on any real property that is used in the Business and (d) there is no obligation under Environmental Laws to perform remedial action relating to any release of a hazardous substance, waste, pollutant or contaminant.

     4.9. EMPLOYEE BENEFITS; LABOR MATTERS.

          (a) SCHEDULE 4.9 contains a true and complete list of each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is sponsored, maintained, or contributed to or required to be contributed to by any Seller or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with any Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Sellers or an ERISA Affiliate is party, for the benefit of any employee of each Seller engaged in the Business (individually, a "SELLER PLAN," and collectively, the "SELLERS' PLANS"). The Buyer is not assuming and shall have no liability in connection with any Seller Plan.

          (b) No Seller Plan is (i) subject to Title IV of ERISA; (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) maintained in connection with any trust described in Section 501(c)(9) of the Internal Revenue Code (the "CODE") or (iv) subject to the minimum funding standards of ERISA Section 302 or Code Section 412. Further, neither the Sellers nor any ERISA Affiliate have ever contributed to or been obligated to contribute to a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

          (c) Except as set forth in SCHEDULE 4.9(c), the Sellers and each ERISA Affiliate are in material compliance with, and each Seller Plan has been operated in accordance with, the provisions of such Seller Plan, and the Sellers and each ERISA Affiliate are in material compliance with ERISA, the Code and all legal requirements governing each such Seller Plan, including but not limited to rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Department of the Treasury pursuant to the provisions of ERISA and the Code.

          (d) None of the Sellers nor any ERISA Affiliate is a party to any collective bargaining agreements and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent, any employee of the Sellers.

          (e) Except as set forth in SCHEDULE 4.9(e), no Seller has, with respect to employees engaged in the Business, violated any provision of federal or state law or any governmental rule or regulation, or any order, decree, judgment arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the person rights of employees, former employees or prospective employees.

          (f) There are no pending claims or lawsuits by, against, or relating to any Seller Plan that would, if successful, result in liability of any Seller, any ERISA Affiliate or the Buyer, and no claims or lawsuits have been asserted, instituted or, to the knowledge of each Seller, threatened in writing by, against, or relating to any Seller Plan, against the assets of any trust or other funding arrangement under any such Seller Plan, by or against any Seller with respect to any Seller Plan, or by or against the plan administrator or any fiduciary of any Seller Plan, and the Sellers do not have knowledge of any fact that could form the basis for any such claim or lawsuit. The Sellers' Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to any Seller Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

     4.10. REAL PROPERTY. The Sellers have delivered to the Buyer a true, correct and complete copy of the lease for premises containing the Network Operations Center located at 9100 Mineral Drive, Englewood, Colorado 80112. The lease is in full force and effect, and no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder.

     4.11. TITLE TO AND USE OF PROPERTY.

          (a) At the Closing, Buyer will acquire all of each Seller's right, title and interest in, to and under all of the Assets, in each case free and clear of Liens and Liabilities (including, without limitation, any and all claims that may arise by reason of the execution, delivery or performance by Sellers of this Agreement);

          (b) Except for any assets that are Excluded Assets, and except with respect to the equipment that is leased from Cisco Systems Capital Corporation, the Assets include, without limitation, all personal property of the Sellers, both tangible and intangible, materially necessary to conduct the Business, and none of such Assets are owned by any subsidiary or Affiliate of Rhythms that is not identified as one of the Sellers or any unrelated third party.

     4.12. INTELLECTUAL PROPERTY.

          (a) "INTELLECTUAL PROPERTY" shall mean all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent used in the conduct of the Business and owned by, licensed to, or otherwise used by the Sellers:

               (i) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

               (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

               (iii) copyright registrations and applications for registration thereof and non-registered copyrights;

               (iv) trade secrets, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, inventions, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); and

               (v) computer software programs, including, without limitation, all source codes, object codes, and material documentation related thereto (the "SOFTWARE").

     (b) Intellectual Property Disclosure. SCHEDULE 4.12(b) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, and copyright registrations and applications owned or licensed by any Seller, specifying as to each owned item, as applicable: (i) the nature of the item, including the title; (ii) the owner of the item; (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (iv) the issuance, registration, or application numbers and dates.

     (c) Ownership. Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, each Seller will own or have the right to use as of the Closing Date and transfer to the Buyer, free and clear of Liens and Liabilities, and as of the Closing Date will have the unrestricted right to use, sell, or license, all Intellectual Property used in the conduct of the Business to the maximum extent permissible by operation of
Section 363 of the Bankruptcy Code.

     (d) Claims. Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, no Seller has been, during the three (3) years preceding the date hereof, a party to any claim or action, nor, to the knowledge of any Seller, is any claim or action threatened that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property. Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, to the knowledge of any Seller, no third party is infringing upon any Intellectual Property.

     (e) Administration and Enforcement. Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, the Sellers have taken all necessary and desirable action to maintain and protect each item of Intellectual Property owned by the Sellers.

     (f) Software. All Software set forth on SCHEDULE 2.1(j) is, to the best knowledge of Sellers, held by the Sellers legitimately, is fully and freely transferable to the Purchaser without any third party consent (except as set forth in SCHEDULE 2.1(j)), and to the best knowledge of Sellers is free from any significant software defect, performs in conformance with its documentation, and does not contain any bugs or viruses or any code or mechanism that may be reasonably likely to materially interfere with the operation of such Software.

     4.13. NETWORK EQUIPMENT ASSETS.

          (a) To the best knowledge of Sellers and except as would not result in Material Adverse Effect, the Sellers have good and marketable title to all of the Network Equipment Assets that they own. To the best knowledge of each Seller, except as set forth on SCHEDULE 4.13, each of the material Network Equipment Assets owned by such Seller: (i) is free and clear of any Lien or Liabilities (or will be conveyed, pursuant to the Approval Order, free and clear of any Lien or Liabilities); (ii) is not subject to any pending lawsuits or administrative actions relating to any such property, (iii) has received all approvals of Governmental Authorities (including franchises, licenses and permits) required in connection with the ownership or operation thereof and has been operated and maintained in accordance with applicable laws; and (iv) is not subject to any lease, sublease, license, concession, or other agreement, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Network Equipment Assets.

     4.14. ASSUMED CONTRACTS AND EQUIPMENT LEASES. As of the date hereof, no Seller has received written notice, nor does it otherwise have knowledge, that any party to the Assumed Contracts or Assumed Equipment Leases intends to cancel, terminate or refuse to renew such contract or equipment lease or to exercise or decline to exercise any option or right thereunder and each such contract or equipment lease is valid and binding upon such parties in accordance with its terms except (x) as set forth in SCHEDULE 4.14, (y) to the extent excused by or unenforceable as a result of the commencement or pendency of the Case or the application of any provision of the Bankruptcy Code, or (z) to the extent that the failure of such Contracts to be valid and binding would not have a Material Adverse Effect.

     4.15. LIMITATION ON SELLER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and hereby covenants and shall accept the Assets "AS IS," "WHERE IS" and "WITH ALL FAULTS" on the date hereof and on the Closing Date, subject to the terms and conditions of this Agreement. Except for the representations and warranties contained in this Agreement, the Sellers make no other express or implied representation or warranty, including, without limitation, representations or warranties as to the condition of the Assets, their contents, the income derived or potentially to be derived from the Assets or the Business, or the expenses incurred or potentially to be incurred in connection with the Assets or the

Business. Each Seller is not, and will not be, liable or bound in any manner by express or implied warranties, guarantees, statements, promises, representations or information pertaining to the Assets or the Business, made or furnished by any broker, agent, employee, servant or other person representing or purporting to represent any Seller, unless and to the extent the same is expressly set forth in this Agreement.

                   V. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers as follows:

     5.1. EXISTENCE, GOOD STANDING AND POWER. Buyer is a corporation validly existing and in good standing under the laws of the State of Georgia and has all requisite power and authority to own, lease and operate the property it now owns, leases and operates. Buyer has all requisite power and authority to conduct its business as presently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to perform its obligations hereunder and thereunder. Buyer is duly authorized to transact business as a foreign corporation, and is in good standing, in the states in which the Business is conducted.

     5.2. AUTHORITY. The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.

     5.3. EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto), a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     5.4. NO VIOLATION. Except as disclosed in SCHEDULE 5.4, the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (a) the certificate of incorporation or bylaws of Buyer or any resolution adopted by the board of directors of Buyer and not rescinded, (b) any agreement or other instrument to which Buyer is a party or by which Buyer or any of its respective properties or assets is bound, (c) any Order to which Buyer is bound or subject or (d) any Law applicable to Buyer or any of its respective properties or assets.

     5.5. THIRD PARTY APPROVALS. Except for (i) any approvals required in order to comply with the provisions of HSR, if necessary; (ii) the consent or approval of Governmental Entities with respect to the Communication Licenses and the transfer of the Assets, and (iii) any other third party approvals as are reflected on SCHEDULE 5.5 hereto, the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by the Buyer.

     5.6. BROKERS AND FINDERS. Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders, or similar fees in connection with the transactions contemplated by this Agreement.

     5.7. NO CONTINUATION OF BUSINESS. Buyer's business is neither a continuation of, nor is it related to, the business of the Sellers, and Buyer covenants that it will not, in any way, represent that its business is a continuation of or related to the business of the Sellers.

     5.8. FINANCING. On the Closing Date, Buyer will have sufficient unrestricted funds on hand or committed lines of credit to consummate the transactions contemplated by this Agreement.

                          VI. COVENANTS OF THE PARTIES

     6.1. CONDUCT OF BUSINESS BY SELLERS PENDING THE CLOSING. From and after the date hereof and until the Closing Date, and subject to any obligations of any Seller as a debtor in possession under the Bankruptcy Code, each of the Sellers shall use commercially reasonable efforts in the context of the Case to cause the Business to be conducted in the ordinary course and consistent with the present conduct of the Business (except for the suspension of services from collocation sites other than the Assumed Central Office Locations), including meeting its Post-Petition Liabilities as they become due (with respect to all contract obligations between the parties accruing during the period from the commencement of the Case through the entry of the Approval Order, and promptly after the entry of the Approval Order, the Sellers and the Buyer and its Affiliates shall reconcile all such accruals, and Sellers shall promptly remit to Buyer the net amount owed, if any); PROVIDED, HOWEVER, that from and after the date of the entry of the Approval Order and the interim order approving the Post-Petition Financing, the Sellers shall only use funds made available to them by Buyer either under the Post-Petition Financing (including proceeds of the Collateral) or Section 9.1 hereof to fund the operations of the Business and the Sellers' obligations under this Agreement shall be subject to this proviso. Sellers shall also use all commercially reasonable efforts to preserve intact their Business relationships with third parties (other than in respect of contracts that expire by their terms prior to Closing and except for the suspension of services from collocation sites other than the Assumed Central Office Locations) and to keep available the services of its key employees, who work in the Business, subject to the terms of this Agreement; provided, that the foregoing shall not prevent any Seller from rejecting contracts that are not contracts being assumed by Buyer hereunder, so long as such rejection will not interrupt, in any material respect, the operation of the Assets and/or the Business prior to Closing or otherwise prevent, in any material respect, an orderly transfer of the Business to Buyer. Without limiting the generality of the foregoing, and except with respect to immaterial delays, each Seller shall pay when due its obligations to vendors, in connection with the Business, as permitted by the Bankruptcy Code. Except as otherwise contemplated under this Agreement or ordered by the Bankruptcy Court, from the date hereof until the Closing Date, without the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed:

          (a) other than as a result of asset transfers solely among or between the Sellers, no Seller shall merge or consolidate with any other Person;

          (b) no Seller shall lease, license, or otherwise surrender, relinquish, encumber, or dispose of any material Assets other than the disposition of obsolete or damaged immaterial Assets in the ordinary course of its business;

          (c) no Seller shall establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any agreement, plan or policy relating to employees or employment matters, including but not limited to any Seller Plan or any consulting, severance, change in control or similar agreements, or otherwise increase the compensation payable to any directors, officers, or employees of such Seller, or establish, adopt or enter into any collective bargaining agreement, except (i) in accordance with existing plans and agreements or consistent with past practice, and (ii) for benefits and compensation payable to any directors, officers, or employees of such Seller established, modified or increased after commencement of the Case in order to retain such directors, officers, or employees through the pendency of the Case;

          (d)  no Seller shall make a Material Decision;

          (e)  no Seller shall agree or commit to do any of the foregoing; and

          (f) except to the extent necessary to comply with the requirements of applicable Laws or Bankruptcy Court Orders, Sellers shall not (i) take, agree, or commit to take, any action that would make any representation or warranty of the Sellers hereunder materially inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect on the Closing Date, or (iii) take, agree, or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Article VII not being satisfied, in all material respects.

     6.2. ACCESS AND INFORMATION. Prior to the Closing Date, each Seller shall allow Buyer's employees, agents and Representatives during regular business hours to make such investigation of the Business and Sellers' books and records related thereto, as Buyer reasonably deems necessary or advisable, and each Seller shall instruct its employees to cooperate in any such investigation, including to provide such financial, operational or other information concerning the Business as the Purchaser may reasonably request; provided no such investigation shall affect any representations or warranties made herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

     6.3. PUBLIC ANNOUNCEMENTS; THIRD PARTY CONTACTS.

          (a) No party shall issue a press release or respond in writing to any press inquiry with respect to this Agreement or the transaction contemplated hereby or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by Law, by obligations pursuant to any listing agreement with any national securities exchange or over-the-counter market or with respect to filings to be made with the Bankruptcy Court in connection with this Agreement (in which case the party required to make such public statement shall notify the other party prior to making such public statement), without the prior consent of the others, which consent shall not be unreasonably withheld.

          (b) Sellers acknowledge and agree that after the entry of the Approval Order Buyer is entitled to enter into direct communication with Sellers' vendors, suppliers, lessors and existing customers regarding existing or replacement contracts, Assumed Equipment Leases and Assumed Real Property Leases

     6.4. HSR. If necessary, each party shall make an appropriate filing of a notification and report form pursuant to HSR with respect to the transactions contemplated hereby within five (5) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to HSR. In addition, each party shall promptly make any other filing that may be required under any other antitrust law or by any antitrust authority. All such filings shall comply in all material respects with the requirements of the respective Laws pursuant to which they are filed. Each party hereto shall promptly inform the other of any communication from the Department of Justice (the "DOJ") regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from the DOJ with respect to the transactions contemplated by this Agreement, then such party will use its reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each party shall bear its respective filing fees associated with the HSR filings. Neither the Buyer nor any Affiliate of Buyer shall be required to divest itself of any business operations, assets or properties or agree to limit its freedom to conduct or expand any such business operations in order to obtain any clearance, approval or waiver.

     6.5. ENTRY OF APPROVAL ORDER.

          (a) As soon as practicable after the date hereof, the Sellers shall file a copy of this Agreement and a form of Approval Order with the Bankruptcy Court.

          (b) In connection with the entry of the Approval Order, Sellers shall use their reasonable, good faith efforts to obtain prompt Bankruptcy Court approval of reimbursement of Buyer's actual fees and expenses incurred in connection with the transaction contemplated by this Agreement in an amount not to exceed $250,000 (the "EXPENSE REIMBURSEMENT"), payable to Buyer in cash, by wire transfer of immediately available funds to an account designated by Buyer, promptly after Buyer has provided notice that it has terminated the Agreement in accordance with Section 8.1(e).

          (c) Buyer and the Sellers shall cooperate with prosecuting the Sale Motion and obtaining entry of the Approval Order, and the Sellers shall deliver to Buyer prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for Buyer and its counsel for review and comment, the proposed form of Approval Order and copies of all proposed pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed by the Sellers in connection with the Sale Motion and the relief requested therein.

     6.6. REASONABLE EFFORTS. Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use its respective reasonable, good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws to ensure that the conditions set forth in this Agreement are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties hereto shall furnish to each other such necessary information and reasonable assistance, as each may request in connection with Sellers' preparation and filing of applications and motion papers, including the Sale Motion needed to obtain Bankruptcy Court approval of the transactions contemplated by this Agreement and shall execute any additional instruments necessary to consummate the transactions contemplated hereby, whether before or after the Closing.

     6.7. NOTIFICATION OF CERTAIN MATTERS. Each Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to each Seller, of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any written objection, litigation or administrative proceeding that challenges the transactions contemplated hereby or the entry of the Approval Order; and (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty to be materially untrue or inaccurate; and (iv) any failure of Sellers or Buyer, as the case may be, to comply materially or satisfy materially any covenant, condition or agreement to be complied with or satisfied hereunder.

     6.8. EMPLOYEES.

          (a) Subject to the limitations in Section 6.1(c), Sellers shall use their commercially reasonable efforts to retain such employees engaged in the Business as are necessary and/or desirable to perform the Sellers' obligations hereunder, and to maintain in good standing through the Closing all relationships and agreements with employees, independent contractors, or consultants necessary to the Business, in each case from the date hereof through the Closing Date and to cooperate with the Buyer in hiring employees engaged in the Business who are offered employment by the Buyer; provided, that the foregoing shall not require (i) that any Seller offer, nor shall it prevent any Seller from offering any compensation or other incentives in addition to the compensation and benefits being provided or required to be provided as of the date of this Agreement, and (ii) that any Seller shall be required to retain any employee who is no longer necessary or desirable to perform Sellers' obligations hereunder, in the sole discretion of the Sellers.

          (b) The Sellers will terminate all Buyer Hires (as defined below) as of the Closing Date. It is the intention of the Buyer to hire some, and perhaps all, of the persons employed by Sellers in the Business as of the Closing Date. Sellers agree that the Buyer retains sole and complete discretion with respect to which employees of the Sellers the Buyer shall offer employment. From the date hereof through the Closing, the Sellers shall permit the Buyer to communicate in writing with the Sellers' employees and consultants, at reasonable times and upon reasonable notice, concerning the Buyer's plans, operations, business, customer relations, and general personnel matters and to interview the Sellers' employees and consultants and review the personnel records and such other information concerning the Sellers' employees and consultants as the Buyer may reasonably request (subject to obtaining any legally required written permission of any affected employee or consultant and to other applicable law). The

Sellers shall be solely responsible for any notification and liability under WARN relating to any termination of any of Sellers' employees occurring on or after the date of this Agreement. Employees hired by the Buyer effective on or after the Closing Date shall be referred to herein as a "BUYER HIRE." The Sellers shall indemnify and hold Buyer harmless from any and all damages, liabilities, claims or expenses incurred by the Buyer as a result of the failure of the Sellers to comply with any of the requirements of WARN, including applicable notice requirements. Sellers will provide Buyer with copies of all notices it proposes to give to employees regarding the transactions contemplated by this Agreement as promptly as practicable (and in the case of notices required by WARN or other statutes, at least five (5) Business Days) in advance of giving such notice to employees.

          (c) Sellers will be responsible for all liabilities for employee or agent compensation and benefits accrued or otherwise arising out of services rendered prior to Closing or arising by reason of actual, constructive or deemed termination at Closing. Without limitation of the preceding sentence, on the Closing Date Sellers shall pay all of the Buyer Hires engaged in the Business the full amount, if any, to which they may be entitled for any compensation or accrued benefits, including but not limited to vacation, sick leave or other leave, accrued bonuses and commissions, and for severance benefits. No accrued vacation, sick leave or other leave shall carry over to any employment of such employees by Buyer.

          (d) The Buyer will recognize all years of service of the Buyer Hires with the Sellers for purposes of eligibility to participate in and to vest under those employee benefit plans, within the meaning of Section 3(3) of ERISA, of the Buyer in which the Buyer Hires are eligible to participate in after the Closing Date. The Buyer shall recognize all years of service of the Buyer Hires with the Sellers for purposes of vacation accrual under the Buyer's vacation policies. The Buyer shall cause all pre-existing condition exclusions under any medical and dental plans made available by the Buyer to Buyer Hires to be waived in respect of such employees and dependents, but only to the extent Sellers' medical and dental plans recognize such Buyer Hires and their dependents as having satisfied any pre-existing conditions exclusion under Sellers' medical and dental plans. The Buyer shall take commercially reasonable efforts to ensure that the medical and dental plans made available by Buyer to Buyer Hires credit such Buyer Hires' and their dependents with the amount of deductibles satisfied under the Sellers' medical and dental plans in the same plan year.

          (e) Prior to the Closing Date, so long as Sellers provide their employees with coverage under any group health plan of any Seller, Sellers shall be responsible for providing continuation coverage as required by COBRA, under a group health plan maintained by the Seller(s) ("Continuation Coverage"), to all COBRA Eligible Beneficiaries who have, or have had, prior to the Closing Date, a COBRA qualifying event due to termination of employment with any Seller, or otherwise ("Event"). From and after the Closing Date, the Buyer shall be responsible for providing Continuation Coverage as required by COBRA, under a group health plan maintained by Buyer, to (i) all COBRA Eligible Beneficiaries who had an Event prior to the Closing Date and (ii) those persons who become COBRA Eligible Beneficiaries due to the occurrence of Event at any time following the Closing Date. To the extent any COBRA Eligible Beneficiary who is described in (ii) of the immediately proceeding sentence and who would be entitled to Continuation Coverage under both the Sellers' plan and the Buyer's plan simultaneously, such coverage shall be provided under the Sellers' plan until such coverage is no longer available, and under the Buyer's plan thereafter. Buyer shall indemnify and hold Sellers harmless from any and all damages, liabilities, claims or expenses incurred by Sellers as a result of the failure of Buyer to comply with any of the requirements of COBRA, including applicable notice requirements. The term "COBRA Eligible Beneficiaries" shall mean any current or former employee of any of Sellers and all other qualified beneficiaries under COBRA with respect to such employee (and former employee).

          (f) As soon as is practical after the Closing Date, Sellers shall (i) take all actions as are necessary or appropriate to fully vest, as of the Closing Date, the interests of the Buyer Hires under Sellers' defined contribution retirement plan(s); (ii) provide such employees an election to roll over their vested interests to Buyer's defined contribution retirement plan, including appropriate arrangements for loans provided to them under Sellers' plan; and (iii) roll over the full amount of the vested interests which the employees have elected to roll over, as soon as possible but not later than six
(6) months after the Closing Date, to the accounts of such employees under Buyer's defined contribution retirement plan, in accordance with Section 402 of the Internal Revenue Code, Buyer shall reasonably cooperate with Sellers in respect of the foregoing actions and shall accept such rollovers and have no liability for any discontinuance, termination or other charges that may be due to any investment option or management providers or to any plan record keeping or other agents with respect to such termination and rollover of such employees' interests from Sellers' retirement plan(s) to Purchaser's retirement plan.

          (g) Notwithstanding Sections 2.3(e) and 2.3(f) of this Agreement, Sellers and Buyer shall reasonably cooperate and use commercially reasonable efforts to give any notices required under applicable Law to mitigate Sellers' liability for COBRA and WARN obligations to Sellers' employees. Sellers shall provide Buyer with copies of all notices required to be given to the employees regarding the transaction contemplated herein by WARN or other statutes at least five business days in advance of giving such notice to employees.

          (h) No provision of this Section 6.8 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Sellers or of any of its subsidiaries in respect of continued employment (or resumed employment) with either the Business, the Buyer any of its Affiliates and no provision of this Section 6.8 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any of Sellers' Plans or any plan or arrangement which may be established by the Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Buyer or any of its Affiliates.

     6.9. PAYMENT OF TRANSFER TAXES AND TAX FILINGS.

          (a) In the event, notwithstanding the operation of Section 1146 of the Bankruptcy Code, Transfer Taxes arising out of the transfer of the Assets are assessed, any Transfer Taxes required to effect any recording or filing with respect thereto shall be borne by Buyer. The Transfer Taxes shall be calculated assuming that no exemption from Transfer Taxes is available, unless otherwise indicated in the Approval Order or, at Closing, Buyer shall provide an appropriate resale exemption certificate or other evidence acceptable to the Sellers of exemption from such Transfer Taxes. The Sellers and Buyer shall cooperate to timely prepare and file any returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

          (b) Each party shall furnish or cause to be furnished to the others, upon request, as promptly as practicable, such information and assistance relating to the Assets and the Business as is reasonably necessary for filing of all Tax returns, including any claim for exemption or exclusion from the application or imposition of any Taxes or making of any election related to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Each Seller shall prepare all of its Tax returns for all periods and shall be responsible for paying all of its Taxes for all periods (or portions thereof) ending on or prior to the Closing Date.

     6.10. UTILITIES. To the extent practicable, the parties shall notify the gas, water, telephone and electric utility companies that Buyer shall be responsible for the payment of all obligations incurred for utility services on or after the Closing Date with respect to the operation of the Business. Sellers shall request the gas, water and electric utility companies to cause meters to be read as of the Closing Date, and the Sellers shall be responsible for the payment of all charges for such services incurred and provided through the Closing Date. Each Seller shall cause the telephone companies to render a bill for telephone service incurred through the Closing Date, and each Seller shall be responsible for the payment of such bills.

     6.11. PRORATION OF TAXES AND CERTAIN CHARGES.

          (a) Except as provided in Section 6.9, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Assets for any taxable period that includes the day before the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between the Sellers and Buyer as of 12:01 A.M. on the Closing Date. If any Taxes subject to proration are paid by Buyer, on the one hand, or the Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

          (b) Except as provided in Section 6.10, all installments of special assessments or other charges on or with respect to the Assets payable by the Sellers for any period in which the Closing Date shall occur, including, without limitation, base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing Date and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

          (c) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that any Seller shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and Buyer shall be entitled to that portion of any such installment applicable to any period from and after the Closing Date, and if Buyer or any Seller, as the case may be, shall receive any such payments after the Closing Date, they shall promptly remit to such other parties their share of such payments.

          (d) The prorations pursuant to this Section may be calculated after the Closing Date, as each item to be prorated (including without limitation any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

     6.12. COMMUNICATIONS LICENSES. Except as otherwise directed by the Bankruptcy Court or any other court of competent jurisdiction, each Seller shall use its reasonable, good faith efforts not by any act or omission to surrender, or to permit an adverse modification of, forfeiture of, or failure to renew under regular terms, any of the Communications Licenses, cause the FCC or any other governmental authority to institute any proceeding for the revocation, suspension, or modification of any such authorization, or to fail to prosecute with due diligence any pending applications with respect to Communications Licenses, including any renewals thereof. The Sellers shall make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the Business, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate.

     6.13. REJECTED CONTRACTS. Sellers shall not reject any Assumed Contract, Assumed Equipment Lease or Assumed Real Property Lease in any bankruptcy proceeding following the date hereof unless this Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, Sellers shall be entitled to reject the Interconnection and Collocation agreements identified on
SCHEDULE 2.1(e) to the extent they pertain to the provision and operation of central offices that are not identified on SCHEDULE 2.1(e), and the Sellers shall be entitled to reject the Enterprises Solutions Agreement with Cisco on the terms and subject to the conditions set forth in the Order Resolving the Contracts and Claims of the Cisco Companies, dated September 25, 2001.

     6.14. COMPETING TRANSACTION. From the date hereof (and any prior time) and until the Approval Order is entered, Seller is permitted to cause its Representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates, agents and Representatives) in connection with any sale or other disposition of the Assets (a "COMPETING TRANSACTION"). In addition, the Seller shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Assets and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable law, including, without limitation, supplying information relating to the Business and Assets to prospective buyers. Seller shall promptly notify Buyer of the existence of any proposal received by Seller, with respect to any Competing Transaction, and Seller shall communicate to Buyer the material terms of any proposal that it may receive with respect to any Competing Transaction.

     6.15. DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing, Sellers shall promptly supplement the Schedules hereto with respect to any matter hereafter arising or any information obtained after the date hereof of which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules, or which is necessary to complete or correct any information in such schedule or in any representation and warranty of the Sellers which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the conditions set forth in Article VII hereof, no such supplement or amendment shall be considered.

     6.16. FCC APPLICATIONS/STATE PUC APPLICATIONS.

          (a) As promptly as practicable after the execution and delivery of this Agreement and in any event within five Business Days thereafter, the Buyer shall prepare and deliver to the Sellers, the Buyer's completed portion of all appropriate applications for FCC approval, and such other documents as may be required, with respect to the assignment of each of the Sellers' FCC Licenses set forth in SCHEDULE 4.7(a) hereto to the Buyer (collectively, the "FCC APPLICATIONS"). As promptly as practicable thereafter and in any event within five Business Days thereafter, each Seller shall prepare and deliver to the Buyer, the Seller's completed portion of all appropriate FCC Applications. As soon as practicable after the execution and delivery of this Agreement, the parties shall file, or cause to be filed, the FCC Applications. If the Closing shall not have occurred for any reason within any applicable initial consummation period relating to the FCC's grant of the FCC Applications, and neither the Sellers nor the Buyer shall have terminated this Agreement pursuant to Article VIII, the Buyer and the Sellers shall jointly request one or more extensions of the consummation period of such grant.

          (b) The Buyer and the Sellers shall cooperate to determine a plan to expeditiously obtain applicable governmental approvals, clearances, consents and authorizations necessary to effectuate the transaction contemplated hereby. Subject to the determination of such plan, as promptly as practicable after the execution and delivery of this Agreement, the Buyer shall prepare and deliver to the Sellers, the Buyer's portions of all required applications for approval by State PUCs, and such other documents as may be required, with respect to the assignment of the Seller's State PUC Licenses set forth in SCHEDULE 4.7(a) hereto (collectively, the "STATE PUC APPLICATIONS"). As promptly as practicable thereafter and in any event within five Business Days thereafter, the Sellers shall prepare and deliver to the Buyer the State PUC Applications. Subject to the first sentence of this SECTION 4.7(a), as soon as practicable after the execution and delivery of this Agreement, the parties shall file, or cause to be filed, the State PUC Applications. If the Closing shall not have occurred for any reason within any applicable consummation period relating to any State PUCs grant of any State PUC Application, and neither the Buyer nor any of the Sellers shall have terminated this Agreement pursuant to Article VIII, the Buyer and the Sellers shall jointly request one or more extensions of the consummation period of such grant.

          (c) Each of the Buyer and the Sellers shall bear its own expenses in connection with the preparation and prosecution of the FCC Applications and the State PUC Applications. The Buyer and the Sellers shall each use their commercially reasonable efforts to prosecute the FCC Applications and the State PUC Applications in good faith and with due diligence before the FCC and the State PUCs and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the FCC Applications and the State PUC Applications, including furnishing to the FCC and the State PUCs any documents, materials, or other information requested by the FCC and the State PUCs in order to obtain such approvals as expeditiously as practicable. No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause the FCC, any State PUC, or other regulatory authority not to grant approval of any FCC Application or of any State PUC Application or materially delay either such approval or the consummation of the assignment of Communications Licenses of the Sellers.

     6.17. USE OF NAME. Each Seller covenants that at the Closing, or as soon as practicable thereafter, it will not use any name, mark, logo, tradename or trademark incorporating "Rhythms NetConnections Inc.", "Rhythms Net" or "Rhythms" in any business activity except as is necessary for the administration of the Case.

                     VI-A ADDITIONAL POST-CLOSING COVENANTS

     6A.1 ALTERNATIVE TAX PROCEDURE. Pursuant to the "Alternative Procedure" provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Buyer and Sellers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will be relieved from filing a Form W-2 with respect to each Buyer Hire and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Buyer Hire for the year that includes the Closing Date (including the portion of such year that such employee was employed by such Seller). Sellers shall provide Buyer on a timely basis with all payroll and employment-related information with respect to each employee of each Seller who accepts employment with Buyer.

     6A.2 FURTHER ASSURANCES. On and after the Closing Date, the parties shall take all appropriate action and shall execute and deliver all documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the provisions hereof, including the conveyance and transfer of the Assets.

     6A.3 FURTHER AGREEMENTS. Each Seller authorizes and empowers Buyer on and after the Closing Date to receive and to open all mail received by Buyer relating to the Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in any proper manner. Each Seller shall promptly deliver to Buyer any mail or other communication received by such Seller after the Closing Date pertaining to the Assets, the Business or the Assumed Liabilities and shall remit all payments received on or after the Closing Date with respect to any account receivable. Buyer shall promptly deliver to Sellers any mail or other communication received by it after the Closing Date pertaining to the Excluded Assets or any Excluded Liabilities and any cash, checks or other instruments of payment in respect thereof. From and after the Closing Date, the Sellers shall refer all inquiries with respect to the Business, the Assets and the Assumed Liabilities to Buyer, and Buyer shall refer all calls with respect to the Excluded Assets and the Excluded Liabilities to the Sellers.

     6A.4 REMOVAL OF EXCLUDED ASSETS. Within a reasonable period of time after the Closing, Sellers shall remove all Excluded Assets from the locations used by Buyer in the operation of the Business.

     6A.5 POST-CLOSING ACCESS TO RECORDS AND PERSONNEL. Buyer hereby acknowledges that it shall grant to each Seller, from and after the Closing Date, reasonable access during regular business hours, as promptly as practicable but in no event no later than five days after receiving notice, to any records related to Sellers' operation of the Business prior to the Closing Date upon Sellers' written request. Buyer shall keep such records in a manner consistent with Buyer's past practice and such records shall not be destroyed until the later of three years from the Closing Date or the conclusion of all bankruptcy proceedings related to the Business. Sellers shall have the right to make copies of any such records, provided that any such access or copying shall be had or done (i) at Sellers' expense, (ii) in such a manner not to interfere with the normal conduct of the Buyer's business, and (iii) Sellers shall not disclose or divulge confidential or proprietary information about the Business without Buyer's written consent.

     6A.6 CONTINUED COOPERATION. If the Closing occurs at a time when not all regulatory approvals have been obtained, the parties shall (i) continue to abide by their obligations hereunder to obtain all regulatory approvals and (ii) cooperate in continuing to operate the Business, to the extent commercially reasonable, in the ordinary course in the states with respect to which regulatory approvals have not been obtained, with Buyer receiving the economic benefits of such operation.

                 VII. CONDITIONS TO OBLIGATIONS OF THE PARTIES

     7.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS AND BUYER. The respective obligations of each party to close under this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) NO INJUNCTION OR STAY. No preliminary or permanent injunction or other order issued by, and no Proceeding or Order nor any Law or Order promulgated or enacted by any United States Governmental Entity shall be in effect or pending which materially delays, restrains, enjoins or otherwise prohibits or seeks to restrain, enjoin or otherwise prohibit the transactions contemplated hereby.

          (b) THE APPROVAL ORDER. The Approval Order shall have been entered by the Bankruptcy Court and shall not have been reversed, stayed, modified or amended in any manner materially adverse to Buyer. The "APPROVAL ORDER" shall be an order or orders of the Bankruptcy Court in form and substance reasonably acceptable to the Sellers and Buyer approving this Agreement and all of the terms and conditions hereof, and approving and authorizing the Sellers to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, such order shall find and provide, among other things, that
(i) the Assets sold to Buyer pursuant to this Agreement shall be transferred to Buyer free and clear of all Liens and Liabilities of any Person, such Liens and Liabilities to attach to the Purchase Price payable pursuant to Section 3.2;
(ii) Buyer has acted in good faith within the meaning of Section 363(m) of the Bankruptcy Code and, as such, is entitled to the protections afforded thereby;
(iii) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm's length bargaining positions;
(iv) Buyer is not acquiring or assuming any of Sellers' or any other Person's Liabilities except as expressly provided in this Agreement; (v) all Assumed Contracts, Assumed Equipment Leases and Assumed Real Property Leases (and any additional executory contracts and unexpired leases that Buyer designates for assumption and assignment) shall be assumed by the Sellers and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code and, as required by this Agreement, the Sellers shall be obligated to pay all Cure Amounts in respect thereof, and Buyer shall have no obligation to pay, or any Liability for, such Cure Amounts and, thereafter shall have no further Liability under such Assumed Contracts, the Assumed Equipment Leases and the Assumed Real Property Leases pursuant to Section 365(k) of the Bankruptcy Code; (vi) Buyer is entitled to assume the Interconnection and Collocation Agreements and perform post-closing obligations thereunder only with respect to the Assumed Central Office Locations listed on SCHEDULE 2.1(e) that Buyer will operate after the Closing Date; (vii) the Sellers are authorized and directed to discontinue active Business operations in the event that this Agreement is terminated; (viii) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof as provided in Section
10.11 hereof; (ix) this Agreement and the transactions and instruments contemplated hereby shall be specifically performable and enforceable against and binding upon, and not subject to rejection or avoidance by, Seller or any chapter 7 or chapter 11 trustee of any Seller and its estate; and (x) from and after the date of the entry of the Approval Order and the interim order approving the Post-Petition Financing, the Sellers shall only use funds made available to them by Buyer either under the Post-Petition Financing (including proceeds of the Collateral) or Section 9.1 hereof to fund the operations of the Business and the Sellers' obligations under this Agreement shall be subject to the foregoing limitation.

          (c) HSR. Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have expired or shall have been terminated.

          (d) CONSENTS RELATED TO COMMUNICATIONS LICENSES. All consents (including consents to assignments of permits and rights of way), waivers, approvals, certificates, and other authorizations required to be obtained with respect to the Communications Licenses and the transfer of the Assets shall have been obtained by a Final Order (or either (i) waived in whole or in part in a writing executed by the parties hereto, unless such a waiver is prohibited by law, or (ii) if applicable, the Buyer shall have received adequate assurances satisfactory to it that all such approvals, clearances, consents, and authorizations will be given) and all parties shall have complied with the conditions, if any, imposed in connection therewith.

          (e) CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of third Persons as are necessary in connection with the transactions contemplated by this Agreement shall have been obtained, except for such consents, waivers, authorizations and approvals which would not have a Material Adverse Effect and such consents and approvals which are not required due to the entry by the Bankruptcy Court of the Approval Order.

     7.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligation of Buyer to close under this Agreement is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers contained herein shall be true and correct in all material respects on the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (b) PERFORMANCE OF AGREEMENTS. Sellers shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by them prior to or at the Closing Date.

          (c) OFFICER'S CERTIFICATE. Buyer shall have received a certificate, dated the Closing Date, of an officer of the Sellers to the effect that the conditions specified in Sections 7.2(a) and (b) above have been fulfilled.

          (d) SUPPLEMENTAL NOTICE OF SALE MOTION AND HEARING. Sellers shall have given good and sufficient published notice of the Sale Motion to all creditors and parties in interest, which notice shall refer specifically to the proposed assumption of the Interconnection and Collocation Agreements with respect to the Assumed Central Office Locations and the discontinuance of the operations of the Business in the event that the Agreement is terminated.

          (e) Buyer shall have entered into an agreement with Cisco Systems Capital Corporation to acquire all or substantially all of the network equipment assets leased to the Sellers by Cisco Systems Capital Corporation, which agreement shall be satisfactory to Buyer in its sole and absolute discretion, on or before the date of the hearing on the Sale Motion.

          (f) Buyer shall have entered into new contracts with Sellers' existing customers, excluding Buyer and its Affiliates, that shall result in 40,000 digital subscriber lines, which contracts shall be in service effective as of the Closing Date.

     7.3. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS. The obligation of the Sellers to close under this Agreement is subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing Date of each of the following additional conditions:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained herein shall be true and correct in all material respects on the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representations or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

          (b) PERFORMANCE OF AGREEMENTS. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement and the agreements evidencing the Post-Petition Financing required to be performed by it prior to or at the Closing Date.

          (c) OFFICER'S CERTIFICATE. Sellers shall have received a certificate, dated the Closing Date, of an officer of Buyer to the effect that the conditions specified in subsections (a) and (b) above have been fulfilled.

          (d) All claims of Cisco Systems Capital Corporation and its Affiliates against Sellers shall have been fixed as to amount and priority, and allowed by an Order of the Bankruptcy Court, in a manner reasonably satisfactory to Sellers on or before the date of the hearing on the Sale Motion.

                               VIII. TERMINATION

     8.1. TERMINATION OF AGREEMENT. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (a)  By mutual written consent of Buyer and Sellers;

          (b) By any party if the Closing shall not have occurred on or before December 31, 2001; PROVIDED, HOWEVER, that, if the Closing shall not have occurred due to the failure of the Bankruptcy Court to enter the Approval Order on or before September 25, 2001, then Buyer may terminate this Agreement; PROVIDED, FURTHER, HOWEVER, that if the Closing shall not have occurred on or before December 31, 2001 due to a breach of this Agreement by Buyer or the Sellers, the breaching party may not terminate this Agreement pursuant to this
Section 8.1(b).

          (c) By any party not in breach of this Agreement, if there shall be any Law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final Order;

          (d) By Buyer, if the Bankruptcy Court approves a Competing Transaction, subject to Buyer's right to payment of the Breakup Fee in cash, by wire transfer of immediately available funds to an account designated by Buyer, on the Business Day following the date of the consummation of any Competing Transaction; or

          (e) By the Sellers, on the one hand, or Buyer, on the other, (i) if Buyer or the Sellers, as the case may be, materially breach any of its obligations under this Agreement, unless such breach shall be cured within ten
(10) Business Days after such other party shall have received notice of such breach in accordance with the terms hereof; or (ii) if Buyer or the Sellers, as the case may be, materially breach any of its obligations under the documents evidencing the Post-Petition Financing.

          (f) By Buyer, if Sellers shall not have delivered completed Schedules to this Agreement pursuant to Article IV.B. and on or before the date of the Sale Hearing, the Buyer, in its sole and absolute discretion, determines that it is not satisfied with such Schedules and is terminating this Agreement pursuant to this Section 8.1(f).

          (g) By Buyer, if the condition to Closing in Section 7.2(e) is not satisfied within the time period stated therein.

          (h) By Buyer, if the condition to Closing in Section 7.2(f) is not satisfied or waived prior to, or within ten (10) Business Days of, the date of the entry of the Approval Order. In the event Buyer does not exercise its termination right as prescribed herein, then in such event, the condition to Closing in Section 7.2(f) shall be deemed waived.

          (i) By Sellers, if the condition to Closing in Section 7.3(d) is not satisfied within the respective time period stated therein.

     8.2. NO LIABILITIES IN EVENT OF TERMINATION. Subject to Section 9.1 hereof, in the event of any termination of the Agreement pursuant to Section 8.1, written notice thereof shall as promptly as practicable be given to the other party specifying the provision hereof pursuant to which such termination is made, this Agreement shall terminate and be of no further force and effect, and there shall be no liability on the part of Buyer or the Sellers, except that if
(i) this Agreement shall be terminated pursuant to Section 8.1(d) the Break-Up Fee shall be payable to Buyer; (ii) this Agreement shall be terminated by Sellers pursuant to Section 8.1(e) hereof, the Earnest Money Deposit shall be retained by the Sellers as liquidated damages, and (iii) this Agreement shall be terminated by Buyer pursuant to
Section 8.1(e) hereof, the Sellers shall pay the Expense Reimbursement to Buyer.

                             IX. OPERATING EXPENSES

     9.1. BUYER'S OBLIGATION TO FUND OPERATING EXPENSES. Notwithstanding any provision to the contrary contained herein or in that certain Credit and Security Agreement, dated as of September 24, 2001, by and among Buyer and the Sellers (the "CREDIT AND SECURITY AGREEMENT"), and regardless of the termination of this Agreement or the Credit and Security Agreement, Buyer shall, subject to the entry of the Approval Order and the entry of the interim order approving the Post-Petition Financing, fund all Operating Expenses incurred by Sellers in the operation of the Business that accrue through the later to occur of (i) the effective date of the termination of this Agreement, and (ii) the date that the Sellers obtain authority, under applicable law, to discontinue active operations of the Business provided that such authority shall not have expired or be revoked or rescinded (including pursuant to any appeal of a decision granting discontinuance authority); provided, however, that to the extent such expenses are paid by Sellers using advances made to Sellers under the Credit and Security Agreement, then such expenses shall be deemed to be paid pursuant to this
Section 9.1. For the avoidance of doubt, Buyer acknowledges and agrees that (i) it shall be obligated to pay all Operating Expenses of the Business that accrue prior to the effective date of the termination of this Agreement regardless of when such expenses become payable, and (ii) that Buyer's obligations under this
Section 9.1 are absolute and shall not be subject to any rights, defenses, conditions or claims of Buyer against the Sellers including the right of setoff and any counterclaims.

                             X. GENERAL PROVISIONS

     10.1. EXPENSES. Except as set forth in this Agreement and whether or not the transactions contemplated hereby are consummated, each party shall bear all costs and expenses incurred or to be incurred by such party in connection with this Agreement and the consummation of the transactions contemplated hereby.

     10.2. ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; PROVIDED, HOWEVER, that, Buyer may assign its rights and obligations hereunder, in whole or in part, to any Affiliate of Buyer, provided that no such assignment shall relieve Buyer of its Liabilities and obligations hereunder if such assignee does not perform such obligations and PROVIDED, FURTHER that this Agreement may be assigned to one or more trustees appointed by the Bankruptcy Court to succeed to the rights of the Sellers. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and except as otherwise expressly provided herein, no other Person shall have any right, benefit or obligation hereunder.

     10.3. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the Sellers and Buyer, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of either the Sellers or Buyer (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of either the Sellers or Buyer, nor any director, officer, employee, representative, agent or other controlling person of each of the parties hereto and their respective Affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated thereby.

     10.4. NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be delivered in person or by courier or facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by hand or standard overnight mail or (c) upon the expiration of three (3) business days after the day mailed by certified mail, as follows:

          If to Sellers:      Rhythms NetConnections, Inc.
                              9100 East Mineral Circle
                              Englewood, CO  80112
                              Attention: J.W. Braukman, III
                              Fax: (303) 476-5700

          With a copy to:     Weil, Gotshal & Manges LLP
                              767 Fifth Avenue
                              New York, New York  10153
                              Attention: Paul Basta, Esq.
                              Fax: (212) 735-8007

          and:                Brownstein, Hyatt & Farber, P.C.
                              410 Seventeenth St., 22nd Floor
                              Denver, CO  80202
                              Attention: John Ruppert, Esq.
                              Fax: (303) 223-0970

          and:                Milbank, Tweed, Hadley & MCCloy LLP
                              One Chase Manhattan Plaza
                              New York, New York 10005
                              Attention: Luc A. Despins, Esq.
                              Fax: (212) 822-5660

          If to Buyer:        WorldCom, Inc.
                              500 Clinton Center Drive
                              Clinton, MS 39056
                              Attention: K. William Grothe, Jr.
                              Fax: (601) 460-5239

                              WorldCom, Inc.
                              1133 19th Street, N.W.
                              9th Floor
                              Washington, D.C. 20036
                              Attention: Roland J. Behm, Esq.
                              Fax: (202) 736-6085

          With a copy to:     Piper Marbury Rudnick & Wolfe LLP
                              6225 Smith Avenue
                              Baltimore, MD 21209
                              Attention: Eric B. Miller, Esq.
                              Fax: (410) 580-3216

or to such other place and with such other copies as either party may designate as to itself by written notice to the other party. Rejection, any refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

     10.5. CHOICE OF LAW. This Agreement shall be governed and construed, and the rights of the parties shall be determined, in accordance with the Bankruptcy Code and the substantive laws of the State of New York, except that any provisions contained herein relating to the conveyance of interests in real property shall be governed by the substantive laws of the State in which the Real Property is located, in each case without regard to the conflict of law principles thereof or of any other jurisdiction.

     10.6. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and (except as set forth in the following sentence) covenants set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith other than those covenants and agreements set forth in Article X hereof, shall terminate at the earlier of (i) the Closing and (ii) termination of this Agreement in accordance with Article VIII hereof. Only those covenants that contemplate actions to be taken or obligations in effect after the Closing or termination of this Agreement, as the case may be, including in respect of Article IX, and the obligations of the parties to the Cisco General Unsecured Claim Payment Obligation Escrow agreement, shall survive Closing in accordance with their terms and to the extent so contemplated.

     10.7. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement (including the Schedules hereto) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. Except as set forth herein or in any certificate delivered pursuant hereto, no party (or any employee or agent thereof) makes any representation or warranty, express or implied, to any other party with respect to this Agreement or the transactions contemplated hereby. No supplement, modification or waiver of this Agreement (including, without limitation, any schedule hereto) shall be binding unless the same is executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

     10.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     10.9. SEVERABILITY; INVALIDITY. If any one or more of the provisions contained in this Agreement (other than any of the provisions contained in Article II or Article III hereof), unless waived by the party benefited thereby or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the remainder of this Agreement shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     10.10. HEADINGS. The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

     10.11. EXCLUSIVE JURISDICTION. Without limiting any party's right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (b) any and all claims, actions, causes of action, suits and proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.4 hereof.

     10.12. WAIVER OF RIGHT TO TRIAL BY JURY. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

     10.13. BENEFICIARIES. Nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement, except as expressly provided in herein.

     10.14. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that the other party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this

Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled, at law, in equity or pursuant to this Agreement.

     10.15. COUNTING. If the due date for any action to be taken under this Agreement (including, without limitation, the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.

     10.16. SERVICE OF PROCESS. Each party irrevocably consents to the service of process in any action or proceeding by receipt of mailed copies thereof by national courier service or registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section
10.4 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

     10.17. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     10.18. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     10.19. WAIVER. At any time prior to the Closing Date, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

     10.20. SCHEDULES. The Schedules attached to, delivered with and identified to this Agreement are a part of this Agreement the same as if fully set forth herein and all references herein to any Section of this Agreement shall be deemed to include a reference to any Schedule named therein.

     10.21. INTERPRETATION.

          (a) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          (b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (c) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

          (d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

          (e) All references to "$" and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

          (f) All references to any financial or accounting terms shall be defined in accordance with United States Generally Accepted Accounting Principles.

     10.22. PREPARATION OF THIS AGREEMENT. Buyer and Sellers hereby acknowledge that (i) Buyer and Sellers jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (ii) both Buyer and Sellers have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written.


                                        RHYTHMS NETCONNECTIONS, INC.


                                        By:
                                           ------------------------------------
                                        Name:
                                        Title:


                                        RHYTHMS LINKS INC.


                                        By:
                                           ------------------------------------
                                        Name:
                                        Title:


                                        RHYTHMS LINKS - VIRGINIA INC.


                                        By:
                                           ------------------------------------
                                        Name:
                                        Title:


                                        RHYTHMS LEASING, INC.


                                        By:
                                           ------------------------------------
                                        Name:
                                        Title:

                                        MCI WORLDCOM NETWORK SERVICES, INC.


                                        By:
                                           ------------------------------------
                                        Name:
                                        Title: